Exhibit 8.1

Hogan Lovells US LLP Columbia Square 555 Thirteenth Street, NW Washington, DC 20004 T +1 202 637 5600 F +1 202 637 5910 www.hoganlovells.com

December 4, 2017

Colony NorthStar Credit Real Estate, Inc.

c/o Colony NorthStar, Inc.

515 South Flower Street

44th Floor

Los Angeles, California 90071

Ladies and Gentlemen:

This opinion letter is being delivered to you and is to be filed as an exhibit to the Registration Statement on Form S-4 filed by Colony NorthStar Credit Real Estate, Inc., a Maryland corporation (the “Company”) and wholly owned subsidiary of Colony NorthStar, Inc., a Maryland corporation (“Constellation”), in connection with the transactions contemplated by the Master Combination Agreement, and the exhibits thereto, dated as of August 25, 2017, as amended and restated on November 20, 2017 (the “Combination Agreement”), by and among (i) Colony Capital Operating Company, LLC, a Delaware limited liability company (“Constellation OP”) and the operating company of Constellation, (ii) NRF RED REIT Corp., a Maryland corporation and an indirect subsidiary of Constellation OP (“RED REIT” and together with Constellation OP, the “Constellation Parties”), (iii) NorthStar Real Estate Income Trust, Inc., a Maryland corporation (“Nova I”), (iv) NorthStar Real Estate Income Trust Operating Partnership, LP, a Delaware limited partnership and the operating partnership of Nova I (“Nova I OP” and together with Nova I, the “Nova I Parties”), (v) NorthStar Real Estate Income II, Inc., a Maryland corporation (“Nova II”), (vi) NorthStar Real Estate Income Operating Partnership II, LP, a Delaware limited partnership and the operating partnership of Nova II (“Nova II OP” and together with Nova II, the “Nova II Parties”), (vii) the Company and (viii) Credit RE Operating Company, LLC, a Delaware limited liability company and wholly owned subsidiary of the Company (“Newco OP” and together with the Company, the “Newco Parties”), which, among other things, provides for the merger of Nova I with and into the Company with the Company surviving the merger (the “Nova I Merger”) and the merger of Nova II with and into the Company, with the Company surviving the merger (the “Nova II Merger”, and together with the Nova I Merger, the “Mergers”). Capitalized terms used herein and which are defined in the Combination Agreement have the meanings set forth in the Combination Agreement unless otherwise defined herein.

In connection with the preparation of this opinion letter, we have examined, and with your consent relied upon, without any independent investigation or review thereof, the following documents (including all exhibits and schedules thereto): (1) the Combination Agreement; (2) the Registration Statement; and (3) such other instruments and documents as we have deemed necessary or appropriate (collectively the “Reviewed Documents”).

Colony NorthStar Credit Real	- 2 -	December 4, 2017
Estate, Inc.
c/o Colony NorthStar, Inc.

Assumptions and Representations

In connection with rendering this opinion letter, we have assumed (which with your consent we are relying upon, and upon which our opinion letter is premised, without any independent investigation or review thereof), that:

1.    (A) All information contained in each of the documents we have examined and upon which we have relied in connection with the preparation of this opinion letter is accurate and completely describes all material facts relevant to our opinions, (B) all copies are accurate, (C) all signatures are genuine, and (D) all executed documents have been or will be, as the case may be, properly executed.

2.    There will have been, by the Applicable Effective Time, or at such other time as contemplated in the Combination Agreement, due execution and delivery of all documents, where due execution and delivery are prerequisites to the effectiveness thereof, including, without limitation, each of the opinion letters as to various tax matters set forth in Sections 7.02(l), 7.03(l) and 7.04 of the Combination Agreement and that the conclusions set forth in each such opinion letter shall be correct.

3.    To the extent relevant to our opinions, all representations, warranties, and statements made or agreed to by the Constellation Parties, Nova I Parties, Nova II Parties and Newco Parties, and by their respective managers, employees, officers, directors, and stockholders, including, but not limited to, those in the Reviewed Documents (including the Registration Statement), insofar as they relate to the Mergers and/or any other action or transaction to be undertaken in connection with or pursuant to the Combination Agreement, have been and will continue to be true, complete, and accurate in all material respects.

4.    The Combination Agreement is valid and binding in accordance with its terms. Each of the Mergers will be consummated in accordance with the Combination Agreement (including satisfaction of all pre-closing covenants and conditions to the obligations of the parties, without amendment, waiver, or breach thereof) and as described in the Registration Statement.

5.    Each Merger qualifies as a merger under the applicable laws of Maryland.

6.    Each of Nova I, Nova II and the Company will comply with all reporting obligations with respect to the Mergers required under the Internal Revenue Code of 1986, as amended (the “Code”), and the Treasury Regulations thereunder.

Opinions

Based solely upon and subject to the foregoing, we are of the opinion that under current U.S. federal income tax law:

1.	although the discussion set forth in the Registration Statement under the heading “U.S. Federal Income Tax Consequences—U.S. Federal Income Tax Consequences of the Mergers and the Special Distributions” does not purport to summarize all possible U.S. federal income tax consequences of the Mergers and the Special Distributions applicable to Nova I’s stockholders and Nova II’s stockholders, all statements in such discussion that describe applicable U.S. federal income tax law are correct in all material respects as of the date hereof; and

Colony NorthStar Credit Real	- 3 -	December 4, 2017
Estate, Inc.
c/o Colony NorthStar, Inc.

2.	although the discussions set forth in the Registration Statement under the headings “U.S. Federal Income Tax Consequences—Taxation of the Company,” “—Taxation of Taxable U.S. Stockholders of the Company,” “—Taxation of Tax-Exempt Stockholders,” and “—Taxation of Non-U.S. Stockholders,” do not purport to summarize all possible U.S. federal income tax considerations applicable to holders of Company common stock following the Mergers, all statements in such discussions that describe applicable U.S. federal income tax law are correct in all material respects as of the date hereof.

In addition to the assumptions set forth above, these opinions are subject to the qualifications, assumptions and limitations set forth in the Registration Statement and to the exceptions, limitations, and qualifications set forth below:

1.    The opinions set forth in this letter are based on relevant current provisions of the Code, the Treasury Regulations thereunder (including proposed and temporary Treasury Regulations), and interpretations of the foregoing as expressed in court decisions, applicable legislative history, and the administrative rulings and practices of the Internal Revenue Service (the “IRS”), including its practices and policies in issuing private letter rulings, which are not binding on the IRS except with respect to a taxpayer that receives such a ruling, all as of the date hereof. These provisions and interpretations are subject to change by the IRS, Congress, and the courts (as applicable), which change may or may not be retroactive in effect and which might result in material modifications of our opinions. Our opinions do not foreclose the possibility of a contrary determination by the IRS or a court of competent jurisdiction, nor of a contrary position taken by the IRS or the Treasury Department in regulations or rulings issued in the future. In this regard, an opinion of counsel with respect to an issue represents counsel’s best professional judgment with respect to the outcome on the merits with respect to such issue, if such issue were to be litigated, but an opinion is not binding on the IRS or the courts and is not a guarantee that the IRS will not assert a contrary position with respect to such issue or that a court will not sustain such a position asserted by the IRS. None of Nova I, Nova II or the Company has requested a ruling from the IRS as to any of the U.S. federal income tax consequences addressed in this opinion letter. Furthermore, no assurance can be given that future legislative, judicial, or administrative changes, on a retroactive basis, would not adversely affect the accuracy of the opinions expressed herein.

2.    Our opinions are limited to the specific matters set forth above.

This opinion letter has been prepared solely for your use in connection with the filing of the Registration Statement and speaks as of the date hereof. We undertake no responsibility by reason of this opinion letter or otherwise to advise you or any other person of any changes in our opinions subsequent to the delivery of this opinion letter. We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement and to the use of our name in the section in the Registration Statement titled “Legal Matters.” In giving this consent, we do not thereby admit that we are an “expert” within the meaning of the Securities Act of 1933, as amended.

Colony NorthStar Credit Real	- 4 -	December 4, 2017
Estate, Inc.
c/o Colony NorthStar, Inc.

Sincerely yours,

/s/ Hogan Lovells US LLP

HOGAN LOVELLS US LLP